Exhibit 99.1

For Immediate Release	Contact:	Barbara Anderson
	Phone:	203-422-8100
	Email:	investorrelations@stwdreit.com
Starwood Property Trust Announces Quarterly Dividend
Greenwich, CT (March 5, 2010) Starwood Property Trust (NYSE: STWD), a real estate investment trust focused primarily on originating, investing in, and financing commercial mortgage loans and other commercial real estate-related debt investments, today announced its Board of Directors has declared a dividend of $0.22 per common share for the quarter ending March 31, 2010. The dividend is payable on April 15, 2010 to common shareholders of record on March 31, 2010.
About Starwood Property Trust, Inc.
Starwood Property Trust, Inc. (NYSE: STWD) is a newly formed company that is focused primarily on originating, investing in, financing and managing commercial mortgage loans and other commercial real estate-related debt investments. Starwood Property Trust, Inc. is externally managed and advised by SPT Management, LLC, an affiliate of Starwood Capital Group, and intends to elect to be taxed as a real estate investment trust for U.S. federal income tax purposes.